Exhibit 10.1

TECHNOLOGY DEVELOPMENT AGREEMENT

This Technology Development Agreement (this “Technology Development Agreement”) is made and entered into as of October 15, 2014 (the “Effective Date”), by and between Response Biomedical Corp., a corporation organized under the laws of British Columbia and having a place of business at 1781-75th Avenue W., Vancouver, B.C., Canada V6P 6P2 (“Response”), and 杭州中翰盛泰生物技术有限公司, Hangzhou Joinstar Biomedical Technology Co., Ltd., a corporation organized under the laws of People’s Republic of China and having its registered address at Floor 10, Main Building, #519 Xingguo RD, Qianjiang Economic Development Zone, Hangzhou, Zhejiang Province, China (“JBT”). In this Technology Development Agreement, Response and JBT may each be referred to as a “Party” and collectively as the “Parties.”

BACKGROUND

A.     JBT develops, manufactures in China and sells diagnostic products globally.

B.     Response develops, manufactures and sells quantitative point-of-care products for its proprietary diagnostic platform (the RAMP® System) throughout the world.

C.     In view of better development capabilities and successful development experience by RBM, and Immunoassay analyzer for rapid test purposes developed by JBT, JBT and Response desire to work together accordingly on the co-development of optics block, optics software, and multiple Assays that will run on a new immunoassay analyzer for rapid test purposes developed by JBT.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants set forth below, JBT and Response mutually agree as follows:

AGREEMENT

1.     Definitions.

1.1     “Assays” means the assays for a particular biomarker to be co-developed under this Technology Development Agreement a by Response and JBT that will run on the New Analyzer, including those set forth on Schedule B to this Agreement.

1.2     “CDA” means the Mutual Confidentiality Agreement between the Parties, dated March 27, 2014.

1.3     “CFDA” means China Food and Drug Administration.

1.4     “Collaboration Marker” means the biomarker that is detected by an Assay that is agreed by both parties to be co-developed under this Technology Development Agreement.

1.5     “IPR” means patents, trademarks, copyrights, trade secrets, know-how and other intellectual property rights.

1.6     “Joint Development Committee” or “JDC” means a committee comprised of the project manager of each Party and additional members of each Party, as required, that will meet regularly and oversee the product development and other activities under this Technology Development Agreement.

1.7     “Joint Steering Committee” or “JSC” means a committee comprised of one senior executive of each of JBT and Response and up to 2 other members of each of JBT and Response that will meet regularly and oversee all of the Parties’ activities under this Technology Development Agreement.

1.8     “New Analyzer” means the immunoassay analyzer for rapid test purposes developed by JBT that has all of the following four characteristics: (a) [***], (b) [***], (c) [***], and (d) [***]1.

1.9     “Optics Block” means [***].

1.10     “Optics Software” means [***].

1.11     “Software for Calibration Curve Generation” means [***].

1.12     “Raw Material” means raw materials for use in manufacturing Assays, with details to be confirmed by the Parties through the JDC.

2.     Development.

2.1     Development. JBT and Response will use commercially reasonable efforts to perform their respective obligations related to co-development of Optics Block, Optics Software, and multiple Assays that will run on the New Analyzer developed by JBT. The JSC will meet and establish detailed responsibilities and obligations of each Party under this Technology Development Agreement, as well as the requirements and specifications for the developed Assays and other products, the Raw Materials and the New Analyzer. The JSC may agree to amend the detailed responsibilities and obligations of each Party from time-to-time.

2.2     Regulatory Approvals. JBT will be responsible for the CFDA registration of the Assays on the New Analyzer.

2.3     Manufacturing Technology Services. Response will provide JBT with reasonable documentation, guidance, consultation and training of the manufacturing steps related to co-developed products to JBT, as will be further described therein.

2.4     JBT Obligations. No later than November 30, 2014, JBT will provide Response with a prototype New Analyzer to support Response’s project activities under this Technology Development Agreement, and will fulfill its other related obligations under this Technology Development Agreement.

1 [***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

2.5     Response Obligations. Response and JBT will co-develop the Optics Block, Optics Software, and multiple Assays under this Technology Development Agreement, and Response will supply Raw Materials for Assays free of charge to JBT for pilot production, and fulfill its other related obligations under this Technology Development Agreement.

2.6     Completion. The Parties’ product development activities under this Technology Development Agreement will be considered to be completed once the Assays successfully run on the New Analyzer, JBT receives the CFDA registration certificate for Assays, and three (3) months of sales have occurred.

3.     Development Governance.

3.1     Joint Steering Committee.

3.1.1     JBT and Response will establish the JSC to oversee the activities of JBT and Response under this Technology Development Agreement. The JSC will initially meet or participate in a joint telephone conference at least once every two (2) months (or as otherwise agreed by the JSC) starting upon execution of this Technology Development Agreement. Disagreements between the Parties to the JSC will be resolved via good faith discussions between a senior executive of JBT and Response. Disagreements that persist between the senior executives after a reasonable period of time will be resolved according to the dispute resolution procedures set forth in this Technology Development Agreement.

3.1.2     Decisions of the JSC within the scope of its authority will be binding on both Response and JBT.

3.2     Joint Development Committee.

3.2.1      JBT and Response will establish the JDC to oversee the product development and other activities under this Technology Development Agreement.

3.2.2     The JDC will initially meet or participate in a joint telephone conference every two (2) weeks starting upon execution of this Technology Development Agreement. The JDC will report to the JSC. Disagreements between the Parties to the JDC will be resolved by the JSC, according to the procedure set forth in Section 3.1.1 above.

4.     Financial Terms.

4.1     Development Fees.

4.1.1     The total amount payable under this Technology Development Agreement is $3.8 Million USD, which JBT will pay Response for completing product development services under this Technology Development Agreement. JBT will pay correspondingly when all of activities within each milestone are achieved according to the payment schedule set forth in Schedule A to this Technology Development Agreement.

4.1.2     The first payment of $560,000 will be made within five (5) business days of execution of this Technology Development Agreement by the Parties. Failure to make the first payment by this deadline will not be considered a breach of this Technology Development Agreement, but all development timelines will be extended by the number of days the first payment is delayed beyond this deadline; provided, however, that Response will have the right to terminate this Technology Development Agreement upon written notice to JBT if the first payment is not received by Response within 25 business days of execution of this Technology Development Agreement.

4.1.3     Subsequent payments will be made in stages within ten (10) business days of achievement of the conditions of each of the milestones set forth in Schedule A, until a total of $3.8 Million USD is paid.

4.1.4     After signing this Technology Development Agreement, Response will provide an invoice for the first payment to JBT. Invoices for subsequent payments will be provided by Response at least five (5) business days before the corresponding payment due date.

4.2     Taxes. Response shall receive the full amount of the development fees set forth above without deduction of any taxes or charges payable under China law. JBT shall be solely responsible for the payments of taxes or charges required under the PRC laws for remittance of the development fees to Response under this Technology Development Agreement and shall bear the amount of such taxes or charges, whilst Response will be responsible at its own expense for taxes or charges under Canada law.

4.3     Currency. All payments under this Technology Development Agreement will be made in U.S. Dollars.

5.     Intellectual Property Rights.

5.1     Third Party Rights.

5.1.1      Each party will be responsible for any infringement by it of any third party IPRs during the performance of its obligations under this Technology Development Agreement. In addition, each party shall indemnify, defend, hold the other party harmless from and against claims or suits arising during the term of this Technology Development Agreement from infringement of third party IPRs as a result of use of IPR provided to such other party by or on behalf of the providing party, where such use is within the scope of the rights granted and the infringement would not have arisen but for such use.

5.1.2      The total amount payable under this Technology Development Agreement contains all fees (a) which result from infringement of any third party rights within China and other agreed territories and is Response’s responsibility; and (b) for any third party IPR which should be used or possibly be used later for purposes of this Technology Development Agreement within China and other agreed territories and is Response’s responsibility, and JBT will not pay extra fees. Response will not be responsible for any infringement outside of China or such other agreed territories.

5.2     IPR.

5.2.1     Each of JBT and Response will own all IPR respectively that was owned by such party as of the date of execution of this Technology Development Agreement and is thereafter developed by such party independent of the activities under this Technology Development Agreement (with respect to each party, the “Background IPR”). Nothing in this Technology Development Agreement will be deemed to transfer ownership of any Background IPR of a party, or, except as expressly set forth below, any other IPR owned or controlled by a party.

5.2.2     As a consideration to Sections 5.2.3 & 5.2.4 herein, IPR that arises from the activities under this Technology Development Agreement that relates to the development, transfer and/or manufacture of [***]2 will be owned solely by Response. Response agrees to provide a license for such IPR free of charge to use on the New Analyzer developed by JBT. After collaboration term expires, Response agrees to continue to provide a license for such IPR free of charge to use on New Analyzers already manufactured or installed by JBT.

5.2.3      As a consideration to Section 5.2.2, IPR of [***] arising under this Technology Development Agreement, which is [***], will be owned solely by JBT. The term “[***]” means that [***].

For the avoidance of doubt, this excludes Background IPR of Response and IPR [***] (“[***]”). To the extent JBT uses the “[***] “in the New Analyzer, during the term of this Technology Development Agreement, and thereafter, Response agrees to grant a license for such IPR with respect to [***] for free.

5.2.4      As a consideration to Section 5.2.2, unless otherwise agreed by Response and JBT, IPR that arises from the activities of JBT and/or Response under this Technology Development Agreement that relates to the New Analyzer (other than [***]) will be owned solely by JBT.

5.2.5      Except as set forth in paragraphs 5.2.2, 5.2.3 and 5.2.4 above, each of JBT and Response will own all IPR respectively that arises from such party’s activities under this Technology Development Agreement and is not jointly invented with the other party.

5.2.6     Except as set forth in paragraphs 5.2.2, 5.2.3, 5.2.4 and 5.2.5 above, Response and JBT agrees, as for IPR for new Collaboration Markers and IPR that arise from such party’s activities under this Technology Development Agreement and is jointly invented, both parties will negotiate in good faith about the percentage of the joint ownership or rights for commercialization in various jurisdictions

5.2.7      Each of JBT and Response will execute all documents and take other action as reasonably requested by the other party to give effect to the ownership of IPR as set forth above.

2 [***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

5.2.8      IPR owned by a party will be considered to be Confidential Information (as defined in the CDA) of such party pursuant to the CDA; provided, however, that such IPR will no longer be considered Confidential Information to the extent disclosed in a published patent application.

5.2.9      Response pledges that JBT’s right of using relative IPRs granted by and in accordance with this Technology Development Agreement will not be restricted, interfered or diminished by reasons of the alteration of the owner(s) or user(s) of these relative IPRs.

5.2.10      Response and JBT pledge that right of using IPR which is jointly invented under 5.2.6 will not be restricted, interfered or diminished by reasons of the alteration of the owner(s) or user(s) of these relative IPRs.

5.3     Technology Escrow. Upon completion of the development phase, JBT and Response will arrange for escrow of manufacturing instructions and other know-how sufficient to instruct JBT how to manufacture Raw Materials. The escrow materials will be released from escrow solely to JBT free of charge, whilst JBT will obtain a royalty free, ongoing license if Response declares bankruptcy or makes a general assignment for the benefit of its creditors, or if JBT terminates the collaboration due to uncured unilateral material breach by Response (following notice and opportunity to cure pursuant to Section 7.2).

6.     Other Provisions.

6.1     Project Team.

6.1.1     Response and JBT will use reasonable efforts to keep the same project team working on the Parties’ activities under this Technology Development Agreement. Response and JBT will each provide the other a project team list, including each member’s role.

6.1.2     Response and JBT will ensure that each of their employee’s on the project team has signed an agreement containing provisions protecting the confidentiality of the employing Party’s proprietary information and proprietary information belonging to third parties that is received by the employing Party, and with the obligations of confidentiality under such agreement surviving until five (5) years after such person is no longer employed by the employing Party.

6.2     Non-Compete.

6.2.1     During the term of this Technology Development Agreement, Response will not develop on its own or assist any other company or individuals to develop or use an Immunoassay analyzer stated in this Section 6.2.1. Immunoassay analyzer stated in this Section 6.2.1 means an analyzer which meets both of the following two characteristics:

a: Will [***]3, and

                            .

3 [***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

b: Has all of the following four characteristics: (a) [***]4, (b) [***], (c) [***], and (d) [***].

6.2.2     During the term of this Technology Development Agreement, Response will not (A) develop tests that detect Collaboration Markers, or Raw Materials or reagents for use in manufacturing tests that detect Collaboration Markers, for any other third party, or (B) supply, donate or otherwise transfer such Collaboration Markers, Raw Materials and reagents to any other third party, in case of each of (A) and (B), for an Immunoassay analyzer described in Section 6.2.1 above.

6.2.3     During the term of this Technology Development Agreement, within China and other agreed marketing territories, for tests for the New Analyzer that detect Collaboration Markers, JBT will only market the Assays which it collaborates with Response on the New Analyzer; JBT will not sell or use tests for the New Analyzer which detect biomarkers that are the same as Collaboration Markers. As for other biomarkers beyond the parties’ collaboration, JBT has rights to choose freely.

6.2.4     When JBT intends to market outside China and any other agreed marketing territory, tests for the same biomarkers as the Collaboration Markers for the New Analyzer, JBT shall notify Response 15 months in advance. After following the procedure in this paragraph with respect to a given territory, JBT will have the rights to market in such territory its self-developed assay kits having biomarkers of the same kind as the Collaboration Markers if Response fails to agree for JBT to market in such territory within 4 months of receiving written notice. JBT shall notify Response of no more than 5 territories on a monthly basis, unless agreed by Response and JBT.

6.2.5     If one party has desires to perform activities that are contrary to Section 6.2.1, 6.2.2, or 6.2.3, it will carry out such activities only with the other party’s written consent, such written consent not to be unreasonably withheld, delayed or conditioned.

7.     Term and Termination.

7.1     Term. Subject to the provisions of this Section 7, the term of this Technology Development Agreement commences on the Effective Date and shall terminate as follows:

7.1.1      Response will have the right to terminate this Technology Development Agreement upon written notice to JBT if the first payment (USD 560,000) is not received by Response within 25 business days of execution of this Technology Development Agreement.

7.1.2     This Technology Development Agreement will expire upon completion of Section 2.6.

7.1.3     This Technology Development Agreement may be terminated as mutually agreed by JBT and Response.

4 [***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

7.2     Termination for Breach. Either Party has the right to unilaterally terminate this Technology Development Agreement if the other Party does not cure its material breach within 30 days of receipt of written notice of the material breach from the notifying Party. Termination in accordance with this Section 7.2 will take effect when the notifying Party which claims to terminate this Technology Development Agreement sends written notice of termination after the expiration of the 30-day cure period.

7.3     Material Breach Definition. Material breach includes material breach of Sections 2.3, 2.4, 2.5, 4, 5.1, 5.2, 6.2, and/or 12.3.

7.4     Effects of Termination. Termination of this Technology Development Agreement for any reason shall not release any Party hereto from any obligation or liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Technology Development Agreement. Sections, 5.1, 5.2, 5.3, 6.1.2, 7.3, 7.4, 8, 10, 11, 12 will survive expiration or termination of this Technology Development Agreement.

8.     Confidentiality.

8.1     Confidential Information. The terms of the CDA will apply to the Parties’ activities under this Technology Development Agreement. This Technology Development Agreement will be considered “Confidential Information” of each Party and will be subject to the terms of the CDA. Except as set forth below, or as may be required by law (including applicable securities laws), no information regarding this Technology Development Agreement will be made public without the prior written consent of the other Party.

8.2     Press Releases.

8.2.1     Notwithstanding Section 8.1, each Party will have the right to issue press releases and other public disclosures regarding this Technology Development Agreement (and the related activities of the Parties) if required by applicable securities law.

8.2.2     The issuing Party will provide the other Party with a draft of any proposed press release related to this Technology Development Agreement before any public release. The issuing Party will use reasonable efforts to provide 24 hours for review of the press release and will reasonably consider any comments received from the other Party, subject to the issuing Party’s legal obligations for disclosure.

8.2.3     Any other press releases or public disclosures regarding this Technology Development Agreement (and the related activities of the Parties), will only be made if agreed by both of the Parties.

9.     Representations and Warranties.

9.1     By Response. Response represents and warrants that: (a) it has full power and authority to enter into and perform this Technology Development Agreement; (b) the execution delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of Response; and (c) in entering into and performing this Technology Development Agreement, Response will not breach any obligation to any third Party under any agreement or arrangement between Response and such third Party.

9.2     By JBT. JBT represents and warrants that: (a) it has full power and authority to enter into and perform this Technology Development Agreement; (b) the execution delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of JBT; and (c) in entering into and performing this Technology Development Agreement, JBT will not breach any obligation to any third Party under any agreement or arrangement between JBT and such third Party.

9.3     NO WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES PROVIDED HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES, EXPRESS OR IMPLIED, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY WARRANTIES, REPRESENTATIONS, OR GUARANTEES OF ANY KIND INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF OWNERSHIP, MERCHANTABILITY, TITLE, ADEQUACY, SUITABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, USE, OR RESULT.

10.     Notices.

10.1     Any notices or disclosures required or provided by the terms of this Technology Development Agreement shall be in writing, addressed in accordance with this Section 10, and shall be delivered personally or sent by certified or registered mail, return receipt requested, postage prepaid or by internationally-recognized express courier service providing evidence of delivery. The effective date of any notice shall be the date of first receipt by the receiving Party or the date of refusal of receipt. Notices shall be sent to the addresses/addressees given below or to such other addresses/addressees as the Party to whom notice is to be given may have provided to the other Party in writing in accordance with this provision.

If to JBT:     Hangzhou Joinstar Biomedical Technology Co., Ltd

Room 1101, Main Building,

#519 Xingguo RD, Qianjiang Economic Development Zone,

Hangzhou, Zhejiang Province,

China

Attention: General Manager

If to Response:                                     Response Biomedical Corp.

1781-75th Avenue W.

Vancouver, B.C.

Canada

V6P 6P2

Attention: COO

11.     Dispute Resolution.

11.1     Dispute Resolution. In the event of a dispute arising out of or in connection with this Technology Development Agreement, or in respect of any legal relationship associated with it or from it, which does not involve a Party seeking a court injunction or other injunctive or equitable relief to protect its business, confidential information or intellectual property, that dispute will be resolved confidentially as follows:

11.1.1     Amicable Negotiation – The Parties agree that, both during and after the performance of their responsibilities under this Technology Development Agreement each of them will make bona fide efforts to resolve any disputes arising between them by amicable negotiations; and

11.1.2     Arbitration – If the Parties have been unable to resolve a dispute within 30 days or such other period agreed to in writing by the Parties, after the negotiation begins, then any Party may make application to the China International Economic and Trade Arbitration Commission or CIETAC to solve the dispute by arbitration. The arbitration will be held in Beijing, China in accordance with the rules of CIETAC then in effect. The Arbitration award shall be final and binding on the Parties and may be enforced in any court of competent jurisdiction.

11.2     Provisional Remedies. Nothing in this Technology Development Agreement shall limit the right of either Party to seek to obtain in any court of competent jurisdiction a court injunction or other injunctive or equitable relief to protect its business, confidential information or intellectual property. Any such equitable remedies shall be cumulative and not exclusive and are in addition to any other remedies that either Party may have under this Technology Development Agreement, or applicable law.

12.     Miscellaneous.

12.1     Governing Law. This Technology Development Agreement and the rights of the Parties hereunder shall be governed by and interpreted in accordance with the laws of People’s Republic of China.

12.2     Entire Agreement. this Technology Development Agreement, and any Schedules attached hereto and specifically referenced herein, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes and replaces any and all previous arrangements and understandings, whether oral or written, between the Parties with respect thereto. Any amendment or modification to this Technology Development Agreement shall be of no effect unless made in a writing signed by an authorized representative of each Party.

12.3     Assignment. Neither Party will have the right to assign any or all of its rights and obligations under this Technology Development Agreement without first obtaining the written consent of the other Party.

12.4     Severability. The provisions of this Technology Development Agreement are severable, and if any provisions hereof shall be determined to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall continue in full force and effect.

12.5     Waiver. No waiver of any breach or default hereunder shall be considered valid unless signed in writing by both Parties, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. The failure of either Party to enforce any rights granted hereunder or to take action against the other Party in the event of any breach hereunder shall not be deemed a waiver by that Party as to subsequent enforcement of rights or subsequent actions in the event of future breaches.

12.6     Force Majeure. Neither of the Parties shall be liable for any default or delay in performance of any obligation under this Technology Development Agreement caused by any of the following: Act of God, war, riot, fire, explosion, flood, sabotage, terrorist act, compliance with governmental requests, laws, regulations, orders or actions, national defense requirements, or any other event beyond the reasonable control of such Party, or strike, lockout, or injunction. The Party invoking the provisions of this Section 12.6 shall give the other Party written notice and full particulars of such force majeure event as soon as possible after the occurrence of the cause upon which said Party is relying. Both Response and JBT shall use reasonable efforts to mitigate the effects of any force majeure on their respective part.

12.7     Independent Contractors. It is agreed and understood by the Parties hereto that each of JBT and Response, in its performance of its obligations and responsibilities under this Technology Development Agreement, is an independent contractor and that nothing herein contained shall be deemed to create an agency, partnership, joint venture, or like relationship between the Parties. The manner in which each of JBT and Response carries out its performance under this Technology Development Agreement is within each of JBT’s and Response’s sole discretion and control.

12.8     Counterparts. This Technology Development Agreement may be executed in counterparts or duplicate originals, all of which are regarded as one and the same instrument. The Parties consent to use of facsimile, electronic and/or digital signatures in the execution of this Technology Development Agreement, and the same are binding upon the Parties as if they were original signatures. Facsimile, electronic and digital copies of this Technology Development Agreement, including properly executed PDF versions of this Technology Development Agreement, are regarded as original instruments by the Parties.

12.9     Language. This Technology Development Agreement will be written in English and Chinese. English and Chinese versions shall have the same legal force. Should there be any inconsistency or conflict between the Chinese and English language versions, the principle enunciated in the second paragraph of Article 125 of the current PRC Contract Law shall apply.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Technology Development Agreement to be executed by their duly authorized representatives, effective as of the Effective Date.

Response Biomedical Corp. By: /s/ William Adams Name: William Adams Title: Chief Financial Officer	HANGZHOU JOINSTAR BIOMEDICAL TECHNOLOGY CO., LTD. By: /s/ Xuyi Zhou Name: Xuyi Zhou Title: General Manager

Schedule A

Payment Schedule

Milestones	Percentage Payment	Amount in USD
Sign this Technology Development Agreement	14.74%	$560,000
[***][5]	[***]%	$[***]
[***]	[***]%	$[***]
[***]	[***]%	$[***]
[***]	[***]%	$[***]
[***]	[***]%	$[***]

*Definition for Milestone: The timing to pay is the completion of all of the responsibilities / activities within each milestone.

5 [***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE B

Item List

No.	Assay	Marker
1	Assay #1	[***][6]
2	Assay #2	[***]
3	Assay #3	[***]
4	Assay #4	[***]
5	Assay #5	[***]

6 [***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.